Exhibit 99.1

MercadoLibre, Inc. Announces Proposed Follow-on Offering by Stockholders

Buenos Aires, Argentina, October 12, 2016/PRNewswire/—MercadoLibre, Inc. (NASDAQ: MELI), a leading Latin American e-commerce technology company, announced today that it is commencing an underwritten public offering of shares of its common stock offered by its existing stockholders, eBay Inc., and eBay’s subsidiary, eBay International Treasury Center S.à r.l. (together referred to as the “Selling Stockholders”). MercadoLibre will not receive any proceeds from the sale of the shares by the Selling Stockholders.

The Selling Stockholders are offering a total of 5,500,000 shares of common stock in the offering. In addition, the underwriters have a 30-day option to purchase up to 825,000 additional shares from eBay Inc.

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as underwriters for the offering.

An automatically effective registration statement relating to these securities was filed with the Securities and Exchange Commission and became effective on October 12, 2016. The offering is being made only by means of such shelf registration statement, including a preliminary prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.